Exhibit 99.1

EVgo Announces Addition of Two New Board Members, Katherine Motlagh and Badar Khan

Additions of Seasoned Technology and Energy Executives further strengthens Board of Directors with deep sector expertise

LOS ANGELES – May 23, 2022 – EVgo Inc. (NASDAQ: EVGO), the nation’s largest public fast charging network for electric vehicles (EVs) and first powered by 100% renewable electricity, today announced the appointment of CyrusOne LLC Executive Vice President and Chief Financial Officer Katherine Motlagh as a director on the Board and the election of National Grid U.S. President Badar Khan at the 2022 Annual Meeting as a Class I Director. Katherine Motlagh’s term as a director expires at the 2024 annual meeting of stockholders while Badar Khan’s term expires at the 2025 annual meeting of stockholders.

Katherine Motlagh currently serves as Executive Vice President and Chief Financial Officer at CyrusOne, an owner and operator of more than 50 carrier-neutral data centers in North America, Europe, and South America. Motlagh, a Certified Public Accountant and Certified Management Accountant, brings extensive experience in the financial sector – including having served as CFO at subsidiaries of American Tower, a global infrastructure REIT – as well as previous Board experience from the National and European Boards of the Institute of Management Accountants. Upon the recommendation of the Nominating and Governance Committee of the Board, the Board approved the immediate appointment of Motlagh as a member and chair of the Audit Committee, and a member of both the Nominating and Governance Committee and the Compensation Committee.

Badar Khan currently serves as the U.S. President of National Grid, one of the largest investor-owned energy companies in the US — serving more than 20 million people throughout New York, Massachusetts, and Rhode Island. With more than 25 years of management and leadership experience within the energy sector, Khan has served on the board of directors of CRH plc since October 2021, and was previously the President of National Grid Ventures, a global portfolio of large-scale competitive energy projects. Prior to this role, he served as Chief Executive Officer of Direct Energy at Centrica plc. In addition to his role as Lead Independent Director, the Board approved the appointment of Khan as a member and chair of the Compensation Committee, and as a member of both the Nominating and Governance Committee and the Audit Committee.

“Katherine and Badar’s leadership, management and industry experience will be immensely valuable in guiding EVgo’s continuing growth,” said Cathy Zoi, CEO of EVgo. “Their strategic input and guidance will be a powerful asset as we expand our charging business and lead the way to achieving an electrified transportation sector.”

Board Nominee Experience Detail

Katherine Motlagh is the Executive Vice President and Chief Financial Officer of CyrusOne LLC (“CyrusOne”), an owner and operator of more than 50 carrier-neutral data centers in North America, Europe, and South America. In this role, she is a member of the executive management team and is responsible for CyrusOne’s accounting, finance, capital markets, tax, procurement, and investor relations. Prior to CyrusOne, she served as CFO of the Europe, Africa, and Latin America regions at American Tower -- a global infrastructure REIT which develops, owns, and operates multi-tenant communications real estate -- where she was responsible for providing strategic leadership and oversight of all financial activities and financial reporting, management of international tax policy, and planning and internal control compliance for international businesses in 18 countries. Her earlier career included divisional CFO roles as well as a variety of finance and accounting leadership roles responsibilities at Ericsson, Inc., Nokia, Inc., and Nextel Communications, Inc.

Motlagh earned a masters’ degree from the Academy of Finance in Moscow. She has previously served on the National and European Boards of the Institute of Management Accountants.

Badar Khan brings a wealth of experience in the energy sector to the Board. He currently serves as President at National Grid US, where he leads the company’s core domestic business operations and oversees the provision of electricity, natural gas and clean energy solutions to over 20 million people across Massachusetts, New York and Rhode Island. Prior to this role, he was the President of National Grid Ventures, a global portfolio of large-scale competitive energy projects – including electricity interconnectors, onshore wind and solar generation, competitive electricity transmission, and LNG storage – and oversaw the creation of National Grid Partners, the company’s venture capital and innovation arm. Additionally, Mr. Khan was Chief Executive Officer of Direct Energy at Centrica plc, the North American subsidiary that provides electricity, natural gas and home services.

Khan holds a degree in engineering from Brunel University in London and an MBA from the Wharton School of the University of Pennsylvania. He has served on the board of directors of CRH plc since October 2021.

About EVgo

EVgo (Nasdaq: EVGO) is the nation’s largest public fast charging network for electric vehicles, and the first to be powered by 100% renewable energy. As of the end of the first quarter 2022, with more than 850 charging locations, EVgo’s owned and operated charging network serves over 60 metropolitan areas across more than 30 states and approximately 375,000 customer accounts. Founded in 2010, EVgo leads the way on transportation electrification, partnering with automakers; fleet and rideshare operators; retail hosts such as hotels, shopping centers, gas stations and parking lot operators; and other stakeholders to deploy advanced charging technology to expand network availability and make it easier for drivers across the U.S. to enjoy the benefits of driving an EV. As a charging technology first mover, EVgo works closely with business and government leaders to accelerate the ubiquitous adoption of EVs by providing a reliable and convenient charging experience close to where drivers live, work and play, whether for a daily commute or a commercial fleet.

Contacts

For Investors:

Ted Brooks, VP of Investor Relations

investors@evgo.com

310-954-2943

For Media:

press@evgo.com